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                                                                   EXHIBIT 10.18

December 31, 2002

Raytheon Aircraft Credit Corporation
10511 East Central Avenue
Wichita, Kansas  67206

Ladies and Gentlemen:

This letter is delivered pursuant to Section 14(B)(31) of that certain Restructuring Agreement dated as of December 31, 2002 (the "Restructuring Agreement") by and between Raytheon Aircraft Credit Corporation ("RACC") and Great Lakes Aviation, Ltd. ("Great Lakes") and is for the benefit of RACC.

The undersigned agrees not to (i) transfer any shares of capital stock of Great Lakes or any options to purchase shares of capital stock of Great Lakes that the undersigned now holds or may hereafter acquire before December 31, 2005 or (ii) purchase any additional shares of capital stock of Great Lakes before December 31, 2005; provided, however, that this letter may be released as provided in
Section 14(B)(31) of the Restructuring Agreement.

Best regards,

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